UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                      August 19, 2005 (August 18, 2005)

O’Sullivan Industries Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-28493	43-1659062
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Mansell Court East, Suite 100, Roswell, Georgia		30076
(Address of principal executive offices)		(ZIP Code)

Registrant’s telephone number, including area code (678) 939-0800

1900 Gulf Street, Lamar, Missouri 64759
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                Entry into a Material Definitive Agreement

         On August 19, 2005, O’Sullivan Industries, Inc., O’Sullivan Industries Holdings, Inc., and its subsidiaries O’Sullivan Industries - Virginia, Inc. and O’Sullivan Furniture Factory Outlet, Inc. announced that they had entered into an Amendment and Consent No. 3 dated as of August 17, 2005 with General Electric Capital Corporation, as Agent, with respect to the $40 million working capital Credit Agreement, dated as of September 29, 2003, as previously amended. A copy of the press release is attached hereto as Exhibit 99. The Amendment and Consent No. 3 is attached hereto as Exhibit 10 and is incorporated by reference.

         Pursuant to the amendment, GECC has agreed to continue to make available funding within terms of the borrowing base and other conditions and not to enforce any event of default in connection with O’Sullivan’s failure to pay interest on the 10.63% senior secured notes due 2008 within the applicable grace period, consistent with the terms and conditions of the amendment. As previously announced, O’Sullivan recently entered into a forbearance agreement with the controlling holders of such senior secured notes.

Item 9.01                Financial Exhibits and Exhibits.

Exhibit 10	Amendment and Consent No. 3 dated as of August 17, 2005 by and among O’Sullivan Industries, Inc., O’Sullivan Industries Holdings, Inc., O’Sullivan Industries - Virginia, Inc., O’Sullivan Furniture Factory Outlet, Inc., and General Electric Capital Corporation, as Agent.

Exhibit 99	Press Release of O’Sullivan Industries Holdings, Inc. dated August 19, 2005, reporting the execution of Amendment and Consent No. 3 to O’Sullivan’s working capital Credit Agreement.

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

O’SULLIVAN INDUSTRIES HOLDINGS, INC.

Date: August 19, 2005	/s/ Rick A. Walters
Rick A. Walters Executive Vice President and Chief Financial Officer

Exhibit No.	Description

10	Amendment and Consent No. 3 dated as of August 17, 2005 by and among O’Sullivan Industries, Inc., O’Sullivan Industries Holdings, Inc., O’Sullivan Industries - Virginia, Inc., O’Sullivan Furniture Factory Outlet, Inc., and General Electric Capital Corporation, as Agent.

99	Press Release of O’Sullivan Industries Holdings, Inc. dated August 19, 2005, reporting the execution of Amendment and Consent No. 3 to O’Sullivan’s working capital Credit Agreement.